                                                                   EXHIBIT 99.1





Media Contact:    Gary Rhodes, The Kroger Co. (513) 762-1304
Investor Contact: Kathy Kelly, The Kroger Co. (513) 762-4969

               KROGER REPORTS 14% INCREASE IN EARNINGS PER SHARE,
                    BEFORE ONE-TIME ITEMS, FOR THIRD QUARTER

       COMPANY ANNOUNCES STRATEGIC GROWTH PLAN TO ACCELERATE SALES GROWTH,
         REDUCE COSTS AND GENERATE LONG-TERM ANNUAL EPS GROWTH OF 13-15%
                            BEGINNING IN FISCAL 2004

         CINCINNATI, OH, December 11, 2001 -- The Kroger Co. (NYSE: KR) today reported earnings of $0.32 per diluted share, excluding costs related to a merger and one-time expenses, for the third quarter ended November 10, 2001. These results represent an increase of 14.3% over the third quarter of 2000, on the same basis.

         Total sales for the third quarter of fiscal 2001 increased 3.8% to $11.4 billion. Total food store sales rose 4.3%. Comparable food store sales, which include relocations and expansions, rose 1.4% for the quarter, while identical food store sales rose 0.8%.

         EBITDA (earnings before interest, taxes, depreciation, amortization, LIFO and one-time items) for the third quarter of 2001 totaled $834 million, an increase of 10.2% from a year ago.

          "We were pleased with Kroger's third-quarter earnings results, which were achieved through strong expense controls in a difficult operating environment. However, we were not satisfied with Kroger's sales, which were softer than expected because of the weak economy and challenging competitive conditions in certain markets," said Joseph A. Pichler, Kroger chairman and chief executive officer."

         During the third quarter:

         - FIFO gross profit margin, without one-time expenses, increased 42 basis points to 27.46%, driven by increased corporate-brand sales and savings from coordinated purchasing.

         - Operating, general and administrative (OG&A) costs, without one-time expenses, increased 11 basis points to 18.86%. Health care benefit costs rose 15 basis points from the prior year while utility expenses increased seven basis points. Excluding these increases, OG&A declined 11 basis points because of continuing productivity improvements.

         - Kroger repurchased 5.1 million shares of common stock at an average price of $25.23 per share, for an investment of $128 million. Since January 2000, Kroger has invested $1.2 billion to buy back 52.6 million shares. The Company has $766 million remaining under the $1 billion repurchase program authorized earlier this year by Kroger's Board of Directors. At current prices, Kroger continues to repurchase shares.

         During the third quarter of 2001, Kroger opened, expanded, relocated or acquired 33 food stores. Food store square footage increased 4.0% over the prior year. Including acquisitions, capital expenditures for the quarter totaled $530 million.

        Net working capital totaled $546 million, an increase of $67 million from the third quarter of fiscal 2000. This reflects an improvement in net working capital trend as compared to the increase in the second quarter of 2001 versus the prior year. Mr. Pichler said Kroger remains committed to achieving its goal of reducing net working capital by $500 million from the benchmark set in the third quarter of 1999. Against that benchmark, the Company has reduced net working capital by $44 million.

         Net total debt was $8.6 billion, an increase of $212 million as compared to the third quarter of 2000. Net total debt improved to 2.28 times EBITDA, as compared to 2.50 times in the third quarter of 2000. This represents Kroger's lowest net total debt-to-EBITDA ratio since the merger with Fred Meyer in 1999. The Company's goal is to reduce net total debt to 2 times EBITDA.

         During the third quarter, Kroger incurred costs related to a merger of $10 million pre-tax, primarily for systems conversions. The Company also incurred a pre-tax charge of $110 million related to asset impairment and store closings, and a pre-tax charge of $81 million related to energy contracts in California. Including these costs related to a merger and charges, earnings per share for the third quarter were $0.16.

         For the first three quarters of 2001, Kroger reported earnings from operations of $1.01 per diluted share. These results represent an increase of 17.4% over the first three quarters of 2000, on the same basis. Including costs related to a merger and charges, earnings per share for the first three quarters of 2001 were $0.84. Total sales in the first three quarters of 2001 increased 4.6% to $38 billion. EBITDA totaled $2.7 billion for the first three quarters of 2001, an increase of 9.2% over the comparable period in 2000.

         Based on consumers' shopping behavior so far in the fourth quarter, Mr. Pichler said Kroger continues to experience softer-than-expected sales in jewelry, floral, and general merchandise categories because of the recession. As a result, Kroger expects to report earnings per share in the range of $0.46-$0.48 for the fourth quarter, excluding costs related to a merger and certain charges. On this same basis, the Company anticipates earnings per share for the full 2001 fiscal year to be in the range of $1.48-$1.50, an increase of 13-14.5% from $1.31 per share in 2000, after adjusting for the 53rd week last year.

         Looking ahead, Mr. Pichler outlined the strategic growth plan through which Kroger will:

         -        Increase its identical food store sales growth target;

         - Reduce operating and administrative costs by more than $500 million;

         - Further leverage its size to achieve even greater economies of scale; and

         - Reinvest in its core business to increase sales and market share.

         Kroger will make substantial gross profit investments to achieve identical sales growth of 2-3% above product cost inflation over the next two years. This new goal represents a significant increase over the Company's previous growth target of product cost inflation plus 1%.

         To help fund the additional investments in strategic sales initiatives and operate more efficiently, Kroger plans to reduce administrative and operating costs by more than $500 million during the next two years. These savings are incremental to the $380 million of synergies already achieved by the Company. Most of the $500 million in cost reductions will be achieved in fiscal 2002. Although Kroger believes it is among the lowest-cost operators of any traditional "combo" operator in the U.S., the Company has identified significant opportunities to further reduce its cost structure through improved productivity, reduced shrink and other efforts.

         As part of its plan to reduce administrative costs, Kroger will eliminate approximately 1,500 positions, primarily management and clerical, over the next 12 months. The Company will apply its best practices across the Company to create the most effective operating structure, from store level to corporate office. The Company also plans to merge one existing Kroger division into two adjacent marketing areas.

         "We deeply regret having to announce staff reduction plans, especially at this time of year, and we understand this news will be painful for some of our associates," Mr. Pichler said. "However, economic conditions make it necessary for us to implement these actions quickly to maintain Kroger's long-term competitive advantages. We will communicate fully with employees about their individual positions and treat everyone with fairness and respect."

         Some employees may be able to transfer to other positions within the Company. For those who cannot, Kroger will provide a comprehensive and generous severance package based on years of service.

         Kroger has also identified new opportunities to leverage its economies of scale by centralizing additional merchandising and procurement functions in the

Cincinnati area. The Company believes this will better align it with vendors that are set up to serve one primary contact point at large retailers. Kroger's total employment in the Cincinnati area is expected to increase by 75-100 positions because of the consolidation of merchandising and purchasing functions.

         Kroger's strategic growth plan will support additional investment in the core business to grow sales and increase market share. As part of that plan, Kroger has established a long-term, sustainable EPS growth target of 13-15% per year beginning in fiscal 2004. For fiscal 2002 and 2003, the Company expects annual earnings per share growth of 10-12%. The Company said that adjustments to goodwill required by new FASB rules should improve fiscal 2002 EPS by another 7 percentage points beyond that target.

         Mr. Pichler said the estimates for 2002 and 2003 reflect the weak economy, increased competition, and the investments required to achieve the new same-store sales target. "We have assumed that, for the next two years, the economic situation and competitive situations will not improve. If they do improve, Kroger's EPS growth may exceed the 10-12% target," Mr. Pichler said.

         Kroger will incur a pre-tax charge of $85-$100 million to reflect severance and other costs associated with implementing this strategic growth plan. The majority of this charge will be taken in the fourth quarter of 2001.

         Mr. Pichler said that even with substantial investments to drive sales growth, Kroger's free cash flow is expected to be $550 - $650 million in fiscal 2002. This reflects a capital spending program of $2.1 billion, which is consistent with prior plans, and a working capital reduction of $100 million.

         "We are operating in the most challenging economic and competitive environment of the past 20 years," said Mr. Pichler. "Fortunately, Kroger has the financial strength to make the investments necessary to build our business, remodel and expand our store base, and continue to generate strong free cash flow that can be used for stock repurchases or debt reduction. Our industry is consolidating rapidly and we believe that Kroger's strategic advantages will enable us to enhance market share as further consolidation occurs. I firmly believe that by executing this strategic growth plan, Kroger's business will be healthier than ever and the Company will be well positioned to create substantial shareholder value in the years ahead."

         Headquartered in Cincinnati, Ohio, Kroger is one of the nation's largest retail grocery chains. At the end of the third quarter, the Company operated 2,401 supermarkets and multi-department stores in 32 states under approximately two dozen banners, including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith's, Fry's and Fry's Marketplace, Dillon, QFC and City Market. Kroger also operates 790 convenience stores, 426 fine jewelry stores, 177 supermarket fuel centers and 41 food processing plants.

                                      # # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements relate to, among other things: projected growth in annual earnings per share; working capital reduction; a decline in our net total debt-to-EBITDA ratio; our ability to generate free cash flow; and our strategic growth plan, and are indicated by words or phrases such as "comfortable," "committed," "expects," "goal," and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve annual earnings per share goals will be affected primarily by pricing and promotional activities of existing and new competitors, including non-traditional food retailers, and our response to these actions intended to increase market share. In addition, Kroger's EPS growth goals could be affected by: recessionary trends in the economy; our ability to achieve the cost reductions that we have identified; increases in health care and energy costs above those projected; and the success of our capital investments. Our efforts to meet our working capital reduction targets could be adversely affected by: increases in product costs; newly opened or consolidated distribution centers; our ability to obtain sales growth from new square footage; competitive activity in the markets in which we operate; changes in our product mix; and changes in laws and regulations. Our ability to reduce our net total debt-to-EBITDA ratio could be adversely affected by: our ability to generate sales growth and free cash flow; interest rate fluctuations and other changes in capital market conditions; the Company's stock repurchase activity; unexpected increases in the cost of capital expenditures; acquisitions; and other factors. The results of our strategic growth plan and our ability to generate free cash flow to the extent expected could be adversely affected if any of the factors identified above negatively impact our operations. In addition, the timing of the execution of the plan could adversely impact our EPS and sales results. We assume no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.


Note: Kroger's quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EST) on December 11, 2001 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EST) on December 11, 2001 through December 18, 2001.

                                 THE KROGER CO.
                        CONSOLIDATED STATEMENT OF INCOME
                             WITHOUT ONE-TIME ITEMS
                     (in millions, except per share amounts)


                                                                       THIRD QUARTER                      YEAR TO DATE
                                                                ---------------------------        ---------------------------
                                                                     2001          2000                2001           2000
                                                                ------------   ------------        ------------   ------------

SALES                                                           $   11,382.2   $   10,961.9        $   37,969.4   $   36,308.3

COSTS AND EXPENSES:
       MERCHANDISE COSTS, INCLUDING ADVERTISING,
            WAREHOUSING AND TRANSPORTATION                           8,263.1        7,991.1            27,622.1       26,547.4
       OPERATING, GENERAL AND ADMINISTRATIVE                         2,146.4        2,054.9             7,153.4        6,785.3
       RENT                                                            145.4          152.6               498.9          493.3
       DEPRECIATION                                                    227.2          209.5               735.8          696.0
       AMORTIZATION OF GOODWILL                                         26.9           24.5                84.2           78.3
       NET INTEREST EXPENSE INCL. CAPITAL LEASES                       149.3          146.1               506.5          507.6
                                                                ------------   ------------        ------------   ------------

            TOTAL                                                   10,958.3       10,578.7            36,600.9       35,107.9
                                                                ------------   ------------        ------------   ------------

       INCOME BEFORE TAX EXPENSE                                       423.9          383.2             1,368.5        1,200.4
            AND EXTRAORDINARY ITEMS

       TAX EXPENSE                                                     165.3          150.2               533.7          471.1
                                                                ------------   ------------        ------------   ------------

       INCOME BEFORE EXTRAORDINARY ITEMS                               258.6          233.0               834.8          729.3

       EXTRAORDINARY ITEMS (a)                                          --             (1.6)               --             (3.2)
                                                                ------------   ------------        ------------   ------------

       NET INCOME                                               $      258.6   $      231.4        $      834.8   $      726.1
                                                                ============   ============        ============   ============


       INCOME PER BASIC COMMON SHARE:
       FROM OPERATIONS                                          $       0.32   $       0.28        $       1.04   $       0.88
       EXTRAORDINARY ITEMS                                              0.00           0.00                0.00           0.00
                                                                ------------   ------------        ------------   ------------

            NET INCOME PER COMMON SHARE                         $       0.32   $       0.28        $       1.04   $       0.88
                                                                ============   ============        ============   ============

            SHARES USED IN BASIC CALCULATION                           801.0          820.7               806.6          825.5

       INCOME PER DILUTED COMMON SHARE:
       FROM OPERATIONS                                          $       0.32   $       0.28        $       1.01   $       0.86
       EXTRAORDINARY ITEMS                                              0.00           0.00                0.00           0.00
                                                                ------------   ------------        ------------   ------------

            NET INCOME PER DILUTED COMMON SHARE                 $       0.32   $       0.28        $       1.01   $       0.86
                                                                ============   ============        ============   ============

            SHARES USED IN DILUTED CALCULATION                         820.8          844.5               827.6          847.5



Note: Certain prior year amounts have been reclassified to conform to current year presentation.

(a)    The Extraordinary Items are from the early retirement of debt.

                       SUPPLEMENTAL FINANCIAL INFORMATION
                             Without One-time Items

                                                                         THIRD QUARTER                   YEAR TO DATE
                                                                 ------------------------------  ------------------------------
                                                                      2001            2000           2001            2000
                                                                 ---------------  -------------  --------------  --------------
EBITDA (b)                                                       $      834.3    $      756.8     $    2,722.0    $    2,491.7
LIFO CHARGE                                                               7.0            (6.5)            27.0             9.5


GROSS PROFIT % (EXCLUDING LIFO CHARGE)
      WITHOUT ONE-TIME ITEMS                                            27.46%          27.04%           27.32%          26.91%

NET WORKING CAPITAL (c)                                          $      545.6    $      478.4
NET TOTAL DEBT (d)                                                    8,594.1         8,382.6
ERONOA (e)                                                              25.93%          24.34%


                    % TO SALES FOR INCOME STATEMENT WITHOUT ONE-TIME ITEMS

                                                                         THIRD QUARTER                   YEAR TO DATE
                                                                 ------------------------------  ------------------------------
                                                                      2001            2000           2001            2000
                                                                 ---------------  -------------  --------------  --------------
MERCHANDISE COSTS, INCLUDING ADVERTISING,
    WAREHOUSING AND TRANSPORTATION                                      72.60%         72.90%          72.75%         73.12%
OPERATING, GENERAL AND ADMINISTRATIVE                                   18.86%         18.75%          18.84%         18.69%

EFFECTIVE TAX RATE                                                      39.00%         39.20%          39.00%         39.25%



(b) EBITDA, as defined in Kroger's credit agreements, represents earnings before interest, taxes, depreciation, amortization, LIFO, and one-time items.

(c) Net working capital, as defined by The Kroger Co., is calculated as current operating assets less current operating liabilities. The components of this calculation are detailed following the Consolidated Balance Sheet.

(d) Net total debt, as defined by The Kroger Co., is calculated as the amount of total debt, including capital leases, net of Kroger's investment in debt securities issued by lenders of certain of Kroger's structured financings and net of prefunded employee benefits.

(e) ERONOA, as defined by The Kroger Co., represents the EBITDA return on net operating assets and is calculated as rolling four quarters EBITDA before rent expense divided by the sum of total assets plus LIFO reserve less goodwill less accounts payable, less prepaid VEBA, plus 8 times rolling four quarters rent expense.

                                 THE KROGER CO.
                        CONSOLIDATED STATEMENT OF INCOME
                               WITH ONE-TIME ITEMS
                     (in millions, except per share amounts)


                                                                     THIRD QUARTER                      YEAR TO DATE
                                                             ---------------------------        ---------------------------
                                                                  2001          2000                2001           2000
                                                             ------------   ------------        ------------   ------------

SALES                                                        $   11,382.2   $   10,961.9        $   37,969.4   $   36,308.3

COSTS AND EXPENSES:
    MERCHANDISE COSTS, INCLUDING ADVERTISING,
         WAREHOUSING, AND TRANSPORTATION                          8,265.3        7,999.4            27,629.5       26,574.5
    OPERATING, GENERAL AND ADMINISTRATIVE                         2,253.4        2,079.3             7,278.8        6,879.5
    RENT                                                            145.4          152.6               498.9          493.3
    DEPRECIATION                                                    227.2          209.5               735.8          696.0
    AMORTIZATION OF GOODWILL                                         26.9           24.5                84.2           78.3
    INTEREST EXPENSE INCL. CAPITAL LEASES                           149.4          146.1               506.5          507.6
    IMPAIRMENT CHARGES                                               90.5           --                  90.5          190.9
    MERGER RELATED COSTS                                              1.3            1.8                 5.2           12.6
                                                             ------------   ------------        ------------   ------------

         TOTAL                                                   11,159.4       10,613.2            36,829.4       35,432.7

    INCOME BEFORE TAX EXPENSE                                       222.8          348.7             1,140.0          875.6
         AND EXTRAORDINARY ITEMS

    TAX EXPENSE                                                      89.7          146.2               448.0          363.4
                                                             ------------   ------------        ------------   ------------

    INCOME BEFORE EXTRAORDINARY ITEMS                               133.1          202.5               692.0          512.2

    EXTRAORDINARY ITEMS (a)                                          --             (1.6)               --             (3.2)
                                                             ------------   ------------        ------------   ------------

    NET INCOME                                               $      133.1   $      200.9        $      692.0   $      509.0
                                                             ============   ============        ============   ============




    INCOME PER BASIC COMMON SHARE:
    FROM OPERATIONS                                          $       0.17   $       0.25        $       0.86   $       0.62
    EXTRAORDINARY ITEMS                                              0.00           0.00                0.00           0.00
                                                             ------------   ------------        ------------   ------------

         NET INCOME PER COMMON SHARE                         $       0.17   $       0.25        $       0.86   $       0.62
                                                             ============   ============        ============   ============

         SHARES USED IN BASIC CALCULATION                           801.0          820.7               806.6          825.5

    INCOME PER DILUTED COMMON SHARE:
    FROM OPERATIONS                                          $       0.16   $       0.24        $       0.84   $       0.60
    EXTRAORDINARY ITEMS (a)                                          0.00           0.00                0.00           0.00
                                                             ------------   ------------        ------------   ------------

         NET INCOME PER DILUTED COMMON SHARE                 $       0.16   $       0.24        $       0.84   $       0.60
                                                             ============   ============        ============   ============

         SHARES USED IN DILUTED CALCULATION                         820.8          844.5               827.6          847.5


    ONE-TIME EXPENSES IN MERCHANDISE COSTS -
         RELATED TO THE MERGER (b)                           $        2.2   $        8.3        $        7.5   $       27.1
    ONE-TIME EXPENSES IN OG&A - RELATED TO THE
         MERGER (b)                                                   6.4           24.4                24.7           94.2
    ONE-TIME EXPENSES IN OG&A - STORE CLOSINGS (b)                   19.6           --                  19.6           --
    ONE-TIME EXPENSES IN OG&A - UTILITY
         CONTRACTS (b)                                               81.0           --                  81.0           --

    IMPAIRMENT CHARGES (c)                                           90.5           --                  90.5          190.9

    MERGER RELATED COSTS                                              1.3            1.8                 5.2           12.6
                                                             ------------   ------------        ------------   ------------

         TOTAL ONE-TIME ITEMS, MERGER COSTS,
            AND IMPAIRMENT CHARGES                           $      201.0   $       34.5        $      228.5   $      324.8
                                                             ============   ============        ============   ============


Note: Certain prior year amounts have been reclassified to conform to current year presentation.

(a)    The Extraordinary Items are from the early retirement of debt.


(b) One-time items related to the Fred Meyer merger totaled $32.2 million and $121.3 million in 2001 and 2000, respectively. The merchandise charges related to the merger primarily relate to inventory revaluations. The operating, general and administrative charges related to the merger primarily relate to system conversions, store conversions or closures. One-time operating, general, and administrative charges incurred in 2001 related to store closing reserves and losses on utility contracts, total $19.6 million and $81 million, respectively.


(c) Relates primarily to the write-down of certain impaired assets in accordance with Statement of Financial Accounting Standards No. 121.

                       SUPPLEMENTAL FINANCIAL INFORMATION
                               WITH ONE-TIME ITEMS

                                                                       THIRD QUARTER                    YEAR TO DATE
                                                                -----------------------------  -------------------------------
                                                                     2001           2000            2001            2000
                                                                ---------------  ------------  ---------------  --------------
EBITDA (d)                                                       $      834.3   $      756.8    $    2,722.0   $    2,491.7
LIFO CHARGE                                                               7.0           (6.5)           27.0            9.5


GROSS PROFIT % (EXCLUDING LIFO CHARGE)
      WITH ONE-TIME ITEMS                                               27.45%         26.97%          27.30%         26.83%

NET WORKING CAPITAL (e)                                          $      545.6   $      478.4
NET TOTAL DEBT (f)                                                    8,594.1        8,382.6
ERONOA (g)                                                              25.93%         24.34%



             % TO SALES FOR INCOME STATEMENT WITH ONE-TIME ITEMS

                                                                       THIRD QUARTER                    YEAR TO DATE
                                                                -----------------------------  -------------------------------
                                                                     2001           2000            2001            2000
                                                                ---------------  ------------  ---------------  --------------
MERCHANDISE COSTS, INCLUDING ADVERTISING,
    WAREHOUSING AND TRANSPORTATION                                      72.62%        72.97%           72.77%          73.19%
OPERATING, GENERAL AND ADMINISTRATIVE                                   19.80%        18.97%           19.17%          18.95%

EFFECTIVE TAX RATE                                                      40.26%        41.93%           39.30%          41.50%


(d) EBITDA, as defined in Kroger's credit agreements, represents earnings before interest, taxes, depreciation, amortization, LIFO, and one-time items.


(e) Net working capital, as defined by The Kroger Co., is calculated as current operating assets less current operating liabilities. The components of this calculation are detailed following the Consolidated Balance Sheet.

(f) Net total debt, as defined by The Kroger Co., is calculated as the amount of total debt, including capital leases, net of Kroger's investment in debt securities issued by lenders of certain of Kroger's structured financings and net of prefunded employee benefits.

(g) ERONOA, as defined by The Kroger Co., represents the EBITDA return on net operating assets and is calculated as rolling four quarters EBITDA before rent expense divided by the sum of total assets plus LIFO reserve less goodwill less accounts payable, less prepaid VEBA, plus 8 times rolling four quarters rent expense.

                           CONSOLIDATED BALANCE SHEET
                           Subject to Reclassification
                                  (in millions)


                                                                            November 10,           November 04,
                                                                                2001                  2000
                                                                            ------------           ------------

ASSETS
Current Assets
      Cash                                                                  $      143.1           $      130.5
      Receivables                                                                  684.6                  628.5
      Inventories                                                                4,567.9                4,408.9
      Prepaid and other current assets                                             275.0                  197.3
                                                                            ------------           ------------

           Total current assets                                                  5,670.6                5,365.2

Property, plant and equipment, net                                               9,521.6                8,652.3
Goodwill, net                                                                    3,618.1                3,664.3
Other assets                                                                       319.1                  309.1
                                                                            ------------           ------------

           Total Assets                                                     $   19,129.4           $   17,990.9
                                                                            ============           ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
      Current portion of long-term debt including                           $      389.2           $      338.5
          capital leases
      Accounts payable                                                           3,446.7                3,300.3
      Accrued salaries and wages                                                   566.5                  605.7
      Other current liabilities                                                  1,610.0                1,380.0
                                                                            ------------           ------------

           Total current liabilities                                             6,012.4                5,624.5

Long-term debt including capital leases                                          8,272.7                8,115.5
Other long-term liabilities                                                      1,603.5                1,422.9

Stockholders' equity                                                             3,240.8                2,828.0
                                                                            ------------           ------------

           Total liabilities and stockholders' equity                       $   19,129.4           $   17,990.9
                                                                            ============           ============

Total common shares outstanding at end of period                                   799.0                  817.9
Total diluted shares Year to Date                                                  827.6                  847.5


Note: Certain prior year amounts have been reclassified to conform to current year presentation.


                         NET WORKING CAPITAL CALCULATION

                                                                             November 10,          November 04,
                                                                                 2001                  2000
                                                                            ------------           ------------
Cash                                                                        $      143.1           $      130.5
Receivables                                                                        684.6                  628.5
FIFO Inventory                                                                   4,910.6                4,743.6
Operating prepaid and other assets                                                 207.1                  185.8
Accounts payable                                                                (3,446.7)              (3,300.3)
Operating accrued liabilities                                                   (1,953.1)              (1,906.7)
Prepaid VEBA                                                                        --                     (3.0)
                                                                            ------------           ------------

Net working capital                                                         $      545.6           $      478.4
